EXHIBIT 99.1

Regency Centers Reports Third Quarter 2015 Results
Same Property NOI Growth of 4.7%

JACKSONVILLE, Fla. (October 28, 2015) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the quarter ended September 30, 2015.

Financial Results

Regency reported Core Funds From Operations (“Core FFO”) for the third quarter of $72.2 million, or $0.76 per diluted share, compared to $65.5 million, or $0.71 per diluted share, for the same period in 2014. For the nine months ended September 30, 2015 Core FFO was $212.9 million, or $2.25 per diluted share, compared to $195.5 million, or $2.11 per diluted share for the same period in 2014.

Funds From Operations (“FFO”) for the third quarter was $71.6 million, or $0.76 per diluted share, compared to $64.8 million, or $0.70 per diluted share, for the same period in 2014. For the nine months ended September 30, 2015 FFO was $212.3 million, or $2.24 per diluted share, compared to $196.1 million or $2.12 per diluted share for the same period in 2014.

The Company reported net income attributable to common stockholders (“Net Income”) for the third quarter of $53.7 million, or $0.57 per diluted share, compared to Net Income of $47.9 million, or $0.52 per diluted share, for the same period in 2014. For the nine months ended September 30, 2015 Net Income was $111.4 million, or $1.18 per diluted share, compared to $92.8 million, or $1.00 per diluted share for the same period in 2014.

Operating Results

For the period ended September 30, 2015, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

	Q3 2015	YTD
Percent leased, same properties	96.0% (+10 bps YoY)
Percent leased, all properties	96.0% (+70 bps YoY)
Same property NOI growth without termination fees	4.7%	4.5%
Same property NOI growth without termination fees or redevelopments	3.1%	3.4%
Rental rate growth(1)
New leases	12.9%	14.9%
Renewal leases	7.6%	7.4%
Blended average	8.8%	8.8%
Leasing transactions
Number of new and renewal leasing transactions	353	1,072
Total square feet leased (000s) (2)	1,174	3,401

(1)	Operating properties only. Rent growth is calculated on a comparable-space, cash basis.

(2)	Co-investment partnerships at 100%

Portfolio Activity

Property Transactions

During the quarter, Regency sold two wholly-owned properties for a gross sales price of $69.6 million. Year to date, the Company has sold five properties for a combined gross sales price of $128.7 million. Regency’s share of the combined gross sales price is $109.9 million.

Also during the quarter, Regency acquired University Commons on a wholly-owned basis for a gross purchase price of $80.5 million and a cap rate of 5.2%. Located in Boca Raton, Florida, the 180,000 square foot University Commons is anchored by one of the highest-trafficked Whole Foods in the country and features a merchandising mix that showcases a best-in-class line-up, including Nordstrom Rack and Bed Bath & Beyond, along with a collection of successful restaurants including J. Alexander’s, P.F. Chang’s, Mario Osteria, and Shake Shack.

Developments and Redevelopments

At quarter end, the Company had fifteen projects in development or redevelopment with combined, estimated costs of $188.9 million. In-process developments were 71% funded and 91% leased and committed, including retailer-owned square footage. Regency completed one project during the quarter, representing $60.0 million in net development costs and a yield of 8.0%.

Balance Sheet

Debt Offering

On August 17, 2015, Regency completed the sale of $250 million of 3.90% senior unsecured notes maturing November 1, 2025. Together with the transaction, Regency settled a portion of its forward starting interest rate swaps (the “Swaps”) resulting in the Company recognizing interest expense at an effective rate of 4.34%. Regency has Swaps in place for a portion of its 2017 planned issuance.

Partial Notes Redemption

Subsequent to quarter-end, Regency notified U.S. Bank National Association, as Trustee, of its intent to redeem on November 27, 2015 $100 million of the $400 million outstanding 5.875% Senior Unsecured Notes due 2017. The redemption price will be determined in accordance with the applicable indenture and is expected to be approximately $110.7 million including accrued and unpaid interest through the proposed redemption date and a make-whole amount as defined in such indenture. Excluding such accrued and unpaid interest, the redemption price will be approximately 108.1% of the principal amount being redeemed resulting in a prepayment premium of approximately $8.1 million.

2015 Guidance

The Company updated certain components of its 2015 earnings guidance. These changes are summarized below. Please refer to the Company’s third quarter 2015 supplemental information package for a complete list of updates.

Full Year 2015 Guidance
	Previous Guidance	Updated Guidance
Core FFO per diluted share	$2.95 - $2.99	$3.00 - $3.03
FFO per diluted share	$2.93 - $2.97	$2.89 - $2.92
Same Property percent leased	95.5% - 96.5%	95.8% - 96.3%
Same property NOI growth without termination fees (pro-rata)	3.6% - 4.1%	4.0% - 4.3%
Acquisitions (pro-rata) ($000s)	$0 - $80,000	$80,000 - $98,000
Dispositions (pro-rata) ($000s)	$75,000 - $100,000
Dispositions for development funding (pro-rata)($000s)		$75,000 - $100,000
Dispositions for acquisition funding (pro-rata)($000s)		$50,000

Dividend

On October 28, 2015, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.485 per share. The dividend is payable on December 2, 2015 to shareholders of record as of November 18, 2015.

Conference Call Information

In conjunction with Regency’s third quarter results, the Company will host a conference call on Thursday, October 29, 2015 at 11:00 a.m. EDT. Dial-in and webcast information is listed below.

Third Quarter Conference Call
Date:	Thursday, October 29, 2015
Time:	11:00 a.m. EDT
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations

Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for net income or as a measure of liquidity. Core FFO is an additional performance measure used by Regency as the computation of FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of FFO to Core FFO.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Actual (in thousands)

For the Periods Ended September 30, 2015 and 2014	Three Months Ended		Year to Date
	2015	2014	2015	2014
Net Income Attributable to Common Stockholders	$53,731	47,942	$111,384	92,814
Adjustments to reconcile to Funds From Operations:
Depreciation and amortization (1)	45,606	45,244	135,990	138,627
Provision for impairment (2)	—	2	—	426
Gain on sale of operating properties (2)	(27,806)	(28,488)	(35,281)	(35,907)
Exchangeable operating partnership units	94	90	204	185
Funds From Operations	$71,625	64,790	$212,297	196,145

Funds From Operations	$71,625	64,790	212,297	196,145
Adjustments to reconcile to Core Funds From Operations:
Development and acquisition pursuit costs (2)	580	1,051	1,103	2,762
Gain on sale of land (2)	35	(19)	(33)	(3,347)
Provision for impairment to land	—	—	—	225
Hedge ineffectiveness (2)	3	—	6	—
Early extinguishment of debt (2)	2	1	(58)	42
Gain on sale of investments	—	(334)	(416)	(334)
Core Funds From Operations	$72,245	65,489	$212,899	195,493

Weighted Average Shares For Diluted FFO per Share	94,749	92,555	94,637	92,266

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests
(2) Includes pro-rata share of unconsolidated co-investment partnerships

Same property NOI is a key measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI in its supplemental information package.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Reconciliation of Net Income Attributable to Common Stockholders to FFO and Core FFO -
Guidance

	Full Year
FFO and Core FFO Guidance:	2015
Net income attributable to common stockholders	$1.35	1.38
Adjustments to reconcile net income to FFO:
Depreciation and amortization	1.91	1.91
Gain on sale of operating properties	(0.36)	(0.36)
All other amounts	(0.01)	(0.01)
Funds From Operations	$2.89	2.92

Adjustments to reconcile FFO to Core FFO:
Development and acquisition pursuit costs	0.02	0.02
Early extinguishment of debt	0.08	0.08
All other non-core amounts	0.01	0.01
Core Funds From Operations	$3.00	3.03

The Company has published forward-looking statements and additional financial information in its third quarter 2015 supplemental information package that may help investors estimate earnings for 2015. A copy of the Company’s third quarter 2015 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended September 30, 2015. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery-anchored neighborhood and community shopping centers. The Company’s portfolio of 318 retail properties encompasses over 42.7 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 219 shopping centers since 2000, representing an investment at completion of more than $3 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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